Exhibit 1.01

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Software	CDC Software
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

Ross Systems Announces Statement of Direction for Next Generation

of ERP Products That Includes Social Media Collaboration, Mobile

User Interfaces for Smart Devices In Addition to its Existing Cloud

Hosting Option

Ross ERP Version 7.0 to Offer Significant New Functionality, Improved

Interoperability, Increased Collaboration and Low Total Cost of Ownership

ATLANTA — May 9, 2011 — Ross Systems, Inc., a subsidiary of CDC Software Corporation, announced today its statement of direction for Ross Enterprise ERP solution that includes the planned launch of Ross ERP Version 7.0, its next generation suite of ERP applications which is planned to offer new functionality, improved interoperability, increased collaborative capabilities, enhanced usability and significant new mobile features — all with low total cost of ownership.

The Ross ERP 7.0 product suite is planned to be delivered over a three year period starting in 2012 through 2014, in two phases. Phase One deliverables, which are scheduled throughout 2012, are expected to include integration of the CDC Software Event Management Framework’s alert engine into the Ross ERP application. This solution can deliver real-time monitoring, alerts and exception management to the Ross ERP application. It can also provide a 24-hour view into a manufacturer’s operations that also proactively addresses non-events such as the lack of response to a purchase order, or an overdue delivery or a missing time sheet entry.

Starting in Phase One, key performance analytics will be embedded into the baseline workflow of Ross ERP that can enable faster, easier and more streamlined decision making without the need for an external data warehouse. Ross ERP 7.0 is expected to allow users to gain business intelligence within the context and process flow of the Ross ERP transactional application, thereby improving productivity and promoting improved and faster decision making.

Another Ross ERP 7.0 Phase One deliverable is expected to integrate SharePoint into the Ross Smart Client User interface level to provide improved interoperability with other solutions and greater usability for desktop and mobile workers. SharePoint is also planned for integration in the application level that will enable Ross ERP to offer higher levels of collaborative capabilities. This will allow enterprise data to be accessed through collaborative portals for employees, customers and suppliers. Portals are an efficient approach when accessing certain Ross ERP applications that require extensive data manipulation, such as material requirements planning, which are not suited for touch type interface technology found in smart phones and tablets.

Other planned Ross 7.0 deliverables starting in Phase One include extending the functionality in its mobile applications, currently available on the Blackberry, to support iPhone, iPad, Android-based devices, tablets and other mobilecommunications products. In addition, SharePoint is expected to serve as a central business hub in the application that will extend enterprise data to mobile devices. These new mobile features are expected to help increase worker productivity, improve responsiveness to customers, and promote fast and informed decision making.

Additionally, Ross users already have a cloud hosting option which was previously announced in February 2011. Ross in the Cloud is delivered on demand and managed, monitored and maintained by Ross experts in hosted data centers. This will help process manufacturing industries reduce their initial investment and minimize the costly burden of IT overhead and maintenance, while achieving low total cost of ownership.

“Ross ERP 7.0, and our three-year product road map, exemplify Ross Systems’ unwavering commitment to continue delivering solutions that addresses the changing requirements of our customers’ business and market dynamics,” said Sherri Rodriguez, president of Ross Systems. “With the planned delivery of Ross 7.0, we believe Ross ERP will continue to be one of the lowest total cost of ownership solutions available to process manufacturers.”

Phase Two of Ross ERP 7.0 is scheduled for delivery throughout 2013 and 2014. Phase Two is expected to offer even higher levels of collaboration for users through the integration of Ross ERP with social media sites like Facebook, YouTube, Twitter and others. With the addition of Ross Social ERP, users are expected to easily connect with customers and suppliers during the product lifecycle, gauge brand loyalty and product issues, promote process improvements and improve compliance through links to social media communities of regulatory content, and gain valuable access to accurate, real-time and actionable intelligence. In addition, Ross Systems plans to expand Ross Mobile, which currently enables users to perform real-time ERP inquiries via their mobile devices, to allow application updates, such as Direct Store Delivery and Quality Management.

“Our Phase Two deliverables are expected to extend the collaborative and mobile communications capabilities of Ross ERP to new levels that will help our customers promote operational excellence, product innovation and delivery of world class customer service,” said Rodriguez. “With the overall improved interoperability, innovative mobile features, superior collaborative capabilities and the low total cost of ownership which is expected to be embodied in Ross 7.0, we believe this next generation of our ERP solution will be a true transformative force across a process manufacturer’s enterprise.”

To access Ross Systems’ Statement of Direction for Ross ERP, please visit:

http://www.cdcsoftware.com/en/Resource-Library/Documents/White-Papers-and-

Articles/ERPR-WP-RC-Statement-of-Direction-US-GL-051111

About Ross Systems

Ross Systems is a subsidiary of CDC Software (NASDAQ: CDCS), a global provider of hybrid enterprise software applications and services. Ross Systems offers an on-premise ERP suite of solutions called Ross Enterprise and a cloud version of its ERP solutions called Ross in the Cloud. Ross’ ERP solutions can help manufacturers increase operational efficiencies, improve profitability, strengthen customer relationships and streamline regulatory compliance. Ross solutions offer industry-specific functionality for a variety of industries including food and beverage, life sciences, chemicals, metals and building materials. The comprehensive suite of solutions include functionality in ERP, financials, inventory control, manufacturing, track and trace, maintenance management, process planning, purchasing, sales order process, vendor management inventory and business analytics. For more information on Ross solutions, please visit: www.rossinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to Ross 7.0, including the planned development and launch thereof, our expectations regarding the additional functionalities and features to be included in Ross 7.0, our plans with respect to the delivery of Ross 7.0, including the timing thereof, the phases in which the delivery is expected to be accomplished and the components to be included in each such phase, our expectations regarding the potential benefits of Ross 7.0 to customers, our beliefs and expectations regarding the low total cost of ownership of Ross ERP and Ross 7.0 and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current plans and expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the process manufacturing industry; the continued ability of Ross Enterprise solutions to address industry-specific requirements of companies in the process manufacturing industry; demand for and market acceptance of new and existing Ross Enterprise solutions; development of new functionalities which would allow process manufacturers to compete more effectively; changes in the type of information required to compete in the process manufacturing industry; and the potential financial and business impact of any litigation in which Ross Systems may be involved. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, including our Annual Report on Form 20-F for the year ended December 31, 2009, filed with the SEC on June 1, 2010, and those of our ultimate parent company, CDC Corporation, located at www.sec.gov. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future results.